Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock and Class A Common Stock

of

DOVER MOTORSPORTS, INC.

at

$3.61 Net Per Share

Pursuant to the Offer to Purchase dated November 23, 2021

by

SPEEDCO II, INC.

a wholly-owned subsidiary of

SPEEDWAY MOTORSPORTS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME ON TUESDAY, DECEMBER 21, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 23, 2021

To our Clients:

Enclosed for your consideration are the offer to purchase, dated November 23, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Speedco II, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Speedway Motorsports, LLC. (“Speedway”), a Delaware limited liability company, is offering to purchase all of the issued and outstanding shares of (i) common stock, par value $0.10 per share (the “Common Stock”), and (ii) class A common stock, par value $0.10 per share (the “Class A Stock”, and together with the Common Stock, the “Shares”), of Dover Motorsports, Inc. (“Dover”), a Delaware corporation, at a price of $3.61 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF DOVER UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $3.61 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 2021, by and among Speedway, the Purchaser and Dover (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Dover (the “Merger”), with Dover continuing as the surviving corporation and as a wholly-owned subsidiary of Speedway (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and, in any event, no later than the third business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Dover, with Dover surviving as a wholly-owned subsidiary of Speedway, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), other than Shares (i) owned by Dover as treasury stock, (ii) owned by Purchaser immediately prior to the Merger becoming effective or irrevocably accepted for purchase by Purchaser in the Offer, or (iii) held by Dover’s stockholders who are entitled to and properly demand and who have lost or withdrew their appraisal rights under the DGCL), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes. The treatment of the Company Equity Awards is discussed below in Section 11 – “The Merger Agreement; Other Agreements—Treatment and Payment of Dover’s Equity Awards.”

4. The Board of Directors of Dover has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Dover and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Dover enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Offer and the Merger, (iii) approved the execution, delivery and performance by Dover of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL, and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreement (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreement not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

5. The Offer and withdrawal rights will expire at one minute following 11:59 P.M. (12:00 midnight), New York Time, on Tuesday, December 21, 2021 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the number of Shares being validly tendered (and not properly withdrawn) prior to the Expiration Date, together with Shares otherwise owned by Purchaser or its Affiliates (as defined in the Merger Agreement) representing at least one share more than 50% of the aggregate voting power of all issued and outstanding Shares combined (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depositary,” as such terms are defined by Section 251(h)(6) of the DGCL), and (ii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7. Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser and Speedway are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser or Speedway become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, either Speedway or Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Class A Common Stock

of

DOVER MOTORSPORTS, INC.

at

$3.61 Net Per Share

Pursuant to the Offer to Purchase dated November 23, 2021

by

SPEEDCO II, INC.

a wholly-owned subsidiary of

SPEEDWAY MOTORSPORTS, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated November 23, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Speedco II, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Speedway Motorsports, LLC. (“Speedway”), a Delaware limited liability company, is offering to purchase all of the issued and outstanding shares of (i) common stock, par value $0.10 per share (the “Common Stock”), and (ii) class A common stock, par value $0.10 per share (the “Class A Stock”, and together with the Common Stock, the “Shares”), of Dover Motorsports, Inc. (“Dover”), a Delaware corporation, at a price of $3.61 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as November 8, 2021, by and among Speedway, the Purchaser and Dover (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:
(Signature(s))
(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.: